UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Denny’s Corporation

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Dear Fellow Denny’s Corporation Stockholder:

On May 19, 2010, Denny’s Corporation (the “Company”) will host its Annual Meeting of Stockholders in Spartanburg, South Carolina.  As you may know, a group of hedge funds has recently acquired 6.3% of Denny’s shares and chosen to wage a highly disruptive proxy fight at this meeting.  Your Board strongly urges all Denny’s stockholders to reject the three (3) dissident nominees proposed by these hedge funds and to vote “FOR” each of the Company’s eight (8) directors on the WHITE proxy card.

Your Board strongly recommends that you vote FOR all EIGHT (8) Board nominees on the WHITE card today

Your Board is firmly committed to improving the Company’s results and delivering long term stockholder value.  Our primary focus is completing the fundamental transformation of the Denny’s business model to one that is based mostly on franchise restaurants.  Since 2007, this transformation has consistently delivered improved results, including increased free cash flow, earnings, operating margins, and system unit growth, while lowering both our business and financial risk.  The Company is on the right track and completion of the current plan will continue this progress.

Your Board is leading a fundamental transformation of Denny’s business model – and the results have shown real progress

We are very encouraged to see that Denny’s business model transformation has driven some of the best results Denny’s has achieved in many years, despite the fact that the current recession has hit the restaurant industry harder than most. Consider the results:

•
Debt Reduction:  We have transformed a balance sheet saddled with more than $550 million in debt only four years ago, cutting total debt almost in half to less than $279 million at December 30, 2009.  In the same time period, we have improved our net debt leverage ratio from 4.9x to 3.0x and our interest coverage ratio from 2.2x to 2.9x. Our total debt level represents the Company’s lowest level of debt since the mid-1980’s. As a result, Denny’s is in a stronger position to refinance its 2012 maturing bank and bond debt on terms that will provide much greater flexibility to re-direct cash flow towards more stockholder friendly initiatives which are significantly restricted under the existing debt agreements.

•
Franchise Transition:  Through our Franchise Growth Initiative (FGI) we have sold 290 company-owned units to 56 separate franchisees (increasing the percentage of franchised-owned units from 67% in early 2007 to 85%), well on our way to the goal of 90%.  Importantly, we have sold 86% of our lower performing company units, yet these sales have been completed at franchise multiples that exceed the industry norm, have been accretive to Denny’s earnings, and have driven incremental restaurant new unit growth.

•
Cost Reduction: Denny’s is focused on running an efficient cost structure. We have reduced General & Administrative expense from $67.4 million in 2007 to $57.3 million in 2009, or 15%. We have also taken an additional $7.6 million, or 44%, out of Field Supervisory costs since 2006.  Denny’s compares very favorably, and in fact, outperforms the average of comparably-franchised companies on relevant measures of G&A.

•
Unit Growth:  After shrinking in size between 2001 to 2006 Denny’s net system is growing again. Led by 39 franchise openings our system opened 40 new restaurants in 2009, resulting in a net increase of 10 units. These openings and net system growth are both the most in a decade!  Furthermore, we have garnered strong commitments from franchisees to open at least 185 new units, of which 58 have already opened. We fully expect that our annual new unit growth run rate will exceed our 2009 performance of 40 new units.

•
Travel Centers: Our recently announced agreement with Pilot/Flying J, that was three years in the making, has the potential to yield 190 new units with very attractive economics, above and beyond the unit growth noted above. This is a perfect illustration of finding alternative locations for Denny’s restaurants, which is one aspect of the plan that is being implemented to accelerate unit growth and restore Denny’s leadership position in the mid-scale segment of the restaurant industry. Jimmy Haslam, CEO of Pilot, recently stated:

“The partnership between Denny’s and Pilot is a significant strategic priority for both organizations.  We selected Denny’s to open up restaurants in our Flying J and Pilot Travel Centers because of the strength of our relationship and its brand, the quality of its leadership team, and the first-class franchise partners they have attracted.  We look forward to working closely with all parties to implement this transition in the most timely and efficient manner possible to realize the considerable potential that we believe lies ahead.”

•
Prudent Capital Expenditures: In line with Denny’s migration towards a more heavily franchised system we have dramatically reduced our expenditures from $47.2 million in 2005 to $18.4 million in 2009. This has been a key contributor to the improvement in our Free Cash Flow. We will continue to rationalize and optimize capital expenditures as we complete our business model transition.

•	Improved Financial Performance: As a result of these efforts, we have begun to see improvement in certain financial metrics1, including:

o	Average Unit Volume of $1.47 million in 2009 is up 19% from 2000.
o	Adjusted Income Before Taxes of $30 million in 2009, the highest since 1997 and a seven-fold increase since 2005.
o	Cumulative Free Cash Flow of $118.1 million from 2006 to 2009 versus a total of $22.4 million from 2001 to 2005.
o	Return on Assets of 9.6%, the highest since the mid-1980’s, and up 8.8ppts from 2005.
o
Adjusted EBITDA Margins of 14.0% in 2009, a 3.0ppt improvement since 2005. This results not only from the higher percentage of franchised units, but also a 10-year best in margin contribution of 14.6% from company-owned units.

1 Please see discussion of non−GAAP financial measures at the end of this letter.

•
Stock Performance – As of March 31, 2010 the stock was up well ahead of the Russell 2000 and our peer group at a 76% increase since December 31, 2009, (and, incidentally, 616% since the announcement of Nelson Marchioli’s appointment to CEO and President on January 4, 2001). That being said, we are still not where we’d like to be. While the dissidents will attempt to claim responsibility for this increase we believe that it is mostly being driven by our recently announced Pilot / Flying J opportunity as well as by our heightened visibility in the investor community. This visibility has resulted in more investors seeing and understanding the power of the Denny’s business model transformation.

Your Board is committed to continuing this progress which will complete the foundation for long-term growth and enhanced value for our stockholders

As your Board, we are very focused on restoring this iconic American brand to its leadership position in the restaurant business and delivering sustainable, long-term growth in value for its stockholders.  At times, the progress has been bumpier and slower than we would have liked but, even in the face of the current severe economic downturn, we are confident of our plan and know that we are very much moving in the right direction.

We are focusing intense effort on reversing the decline in consumer traffic and believe that three key initiatives being implemented over the balance of this year will do just that.

•
First, beginning April 3rd, Denny’s rolled out a $2-$4-$6-$8 value-oriented menu, which showed impressive results in six test markets dating back to December 2009. This ‘everyday affordability’ menu is being supported with a media campaign that kicked off with commercials on the NCAA Final Four Tournament.

•
Second, company management has worked closely with our franchisees to increase our ability to invest in media. This is being done through an increase in our Local Marketing Co-operatives, which began in 2009 and now cover approximately 55% of the system’s units. We have also increased our focus on allocating national advertising fund dollars towards media.

•
Third, the company expects to roll out throughout the rest of this year a line of compelling Limited Time Offers (LTOs), with a particular emphasis on breakfast, but available across all four day-parts.

Do not allow a group of hedge fund managers to threaten our progress and use your Company to serve their own personal agenda

The group of hedge funds has chosen to wage this proxy contest by first publicizing its uninformed views about the Company in March via a press release. Quite surprisingly, with the exception of a few perfunctory inquiries to our Investor Relations department by one of its members approximately six months ago, neither the Group nor any of its members ever contacted the Company to share its views or inquire about the Company’s plans or activities, prior to issuing its press release.  To this date, there has still been no formal communication from this Group despite the fact that the Company proactively reached out to them directly in response to their public filings.  Instead, these very recent stockholders chose to launch a costly and distracting hostile proxy contest in the hopes of changing the Company’s course to pursue actions that we believe serve only their own narrow interests and not those of all Denny’s stockholders. Furthermore, we are aware that some members of this Group and other affiliates of theirs have a well-documented history of pursuing Board seats on companies with the intent of ultimately attaining a position where they pursue their personal agenda, including taking control of these companies without paying a control premium to the rest of the stockholders and utilizing those companies as platforms to fund other acquisitions and business initiatives.

We can only infer from their actions and their prior history that this Group is not interested in fully understanding or improving the fundamental foundation on which long term value for all our stockholders rests, but rather is focused on its own personal agenda and short-term self-interest.

The Dissident Group is just plain wrong on the facts

Not surprisingly, this Group has chosen to play fast and loose with the truth.  Below we compare their claims with the simple facts.

THE DISSIDENT GROUP’S CLAIM	THE FACTS
Denny’s is selling units to franchisees at “fire sale prices”

The FGI program has accomplished the following: sold 86% of the lowest performing company units, achieved above industry average sales multiples, and was accretive to the Company’s earnings and cash flow.

Not only did these sales drive the Denny’s business model transformation to a franchise-oriented one, but the sales have also generated commitments for the development of future units while allowing for geographic concentration of company units, having gone from 86 to 47 DMAs.

Denny’s franchisees are not supportive of the Company

We have worked closely with our franchise partners and appreciate the support they have shown for the Company. The Denny’s Franchisee Association, who represent 85% of all Denny’s franchised restaurants, recently responded to the statements made by the dissident group.

Letter dated April 12, 2010 from Craig Barber, DFA Board Chair to Debra Smithart-Oglesby, Denny’s Chair.

“There may be some confusion about communications from the DFA Board during 2009 expressing certain concerns to the Denny’s Board on behalf of its members.  As a result of those communications, a healthy and constructive process began which included a meeting between you and me.  The focus of this process and our meeting involved a comprehensive discussion of the state of the Denny’s Brand, strategic initiatives and franchisee perspectives.

Based on changes in Brand leadership and improvements in processes, initiatives and communications over the past several months, it is inaccurate to say that the concerns of the DFA Board, the DFA or franchisees have been ignored.  In fact, we have commended the decisions made relative to Brand leadership along with recent changes to the Brand’s marketing strategy in collaboration and alignment with franchise leadership to address the everyday affordability of our Brand.

We look forward to working together with Denny’s leadership, including you and your Board, and achieving continued improvements in our Brand’s performance.  Finally, as a point of clarification, the DFA Board has not taken a position that any of the proposed nominees by the Committee have meaningful experience or strategic insights that would be beneficial to the Denny’s Brand or the franchise community.”

Denny’s has increased G&A while the number of company-owned units has declined.

Since 2007 when FGI began we have reduced G&A from $67.4 million to $57.3 million, or 15%. In addition, we reduced field overhead costs by $7.6 million, or 44%, since 2006. Since 2006 total non-unit Full-Time Employee (FTE) count has been reduced by 27%.

As a result, the company’s G&A efficiency outperforms the average of publicly-listed restaurant companies with comparable ratios of franchised units. In 2009, Denny’s G&A per unit was $36,944, or 2.6% of sales. Companies with comparable ratios of franchised units spent $39,761 per unit, or 3.2% of sales (Burger King, CKR, Dine Equity, Wendy’s, AFC and Sonic).

Denny’s had an unusual practice of granting in-the-money stock options to the CEO in 2005

The dissidents quote a misleading story in the New York Times from 2006 to support their claim, but completely ignore the facts and fail to mention the Company’s very logical response to this story, which was actually published as a Letter to the Editor in the same paper and readily available to them.   As indicated in the Letter, these options were granted in connection with a highly successful recapitalization of the Company that included the sale of 48 million shares of the Company’s stock, which absorbed all the shares authorized for issuance at that time.  To facilitate the transaction, management voluntarily deferred its option grant until more shares could be authorized and approved for grant by direct stockholder vote.  The apparent ''bargain'' element cited in the article was a result of needing stockholder approval before the grants could actually be made and the appreciation in the stock price over that time.  The stockholders approved the new shares and the new stock option plan--overwhelmingly--and with full and complete disclosure of this option grant and the $2.42 strike price.  There was absolutely nothing inappropriate in this process and it appears the dissidents found it easier to recycle dated and misleading reporting by the New York Times to suggest impropriety at Denny’s than to properly research and understand the facts of this particular matter.

And when you review the “proposed plan” from the dissident group you will note that all of their suggestions are ones that we have either had in place for some time or that we are currently implementing and have previously disclosed.

We believe the consistent misstatements made by the dissident group demonstrate their clear lack of knowledge about both Denny’s and the restaurant industry as well as their willingness to say whatever is necessary to serve their own narrow self-interest.

Your Board strongly recommends that you vote FOR all eight of the Board’s nominees on the WHITE card today (Proposal #1)

We urge you NOT to sign any GOLD proxy card (or a proxy card of any other color) that may be sent to you by Oak Street or any dissident -- even as a protest vote. In fact, just discard it.

If you have previously returned the dissidents’ GOLD proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. We appreciate your continued loyalty and support.

If you need assistance or have any questions, please contact our proxy solicitor, Okapi Partners, at 1-877-279-2311.

We are extremely honored to serve on behalf of you, our stockholders.  We are committed to acting responsibly during these difficult economic times and to growing your investment.

Thank you for your continued support as we work hard to continue delivering value to you.

Sincerely,

The Board of Directors of Denny’s Corporation

 IMPORTANT

PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF THE DISSIDENTS’ GOLD PROXY CARDS, EVEN AS A PROTEST VOTE. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT YOUR COMPANY'S DIRECTOR NOMINEES.

Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please contact Okapi Partners, at 1-877-279-2311.

Important Additional Information

The Company has filed with the Securities and Exchange Commission ("SEC") and mailed to its stockholders a definitive proxy statement in connection with its 2010 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company's definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions. Stockholders may obtain copies of the Company's definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2010 Annual Meeting of Stockholders free of charge at the SEC’s website at www.sec.gov, or on the Company's website at www.dennys.com.  The Company, its directors and officers and certain employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2010 Annual Meeting of Stockholders. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in the Company's definitive proxy statement filed with the SEC on April 8, 2010.

Forward Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this presentation.  In addition, certain matters discussed may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).

About Denny’s

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,318 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Non−GAAP Financial Measures

Reconciliation of GAAP to Non-GAAP Information
($ millions)

Income, EBITDA, and Free Cash Flow Reconciliation	2001	2002	2003 *	2004	2005	2006	2007	2008 *	2009

Net Income/(Loss) from Continuing Operations (1)	$(89.6)	$5.2	$(33.8)	$(37.7)	$(7.3)	$28.5	$29.5	$12.7	$41.6

Provision for Income Taxes	1.6	(1.4)	0.8	0.8	1.2	16.3	6.7	3.5	1.4
Operating Gains, Losses and Other Charges	17.2	(1.1)	(1.2)	(0.6)	3.1	(47.9)	(31.1)	(6.4)	(14.5)
Other Nonoperating Expense, net	(6.0)	(32.9)	0.9	21.3	(0.6)	8.0	0.7	9.2	(3.1)
Share-based Compensation	0.0	0.5	0.3	6.5	7.8	7.6	4.8	4.1	4.7

Adjusted Income Before Taxes (2)	$(76.8)	$(29.7)	$(33.1)	$(9.8)	$4.2	$12.5	$10.5	$23.2	$30.0

Interest Expense, net	73.2	76.4	78.2	69.4	55.2	57.7	43.0	35.5	32.6
Depreciation and Amortization (3)	125.0	84.1	61.0	56.6	56.1	55.3	49.3	39.8	32.3
Cash Payments for Restructuring and Exit Costs	(12.2)	(13.5)	(9.0)	(6.0)	(6.7)	(5.1)	(9.1)	(9.1)	(7.5)
Cash Payments for Share-based Compensation	0.0	0.0	(0.8)	(0.0)	(1.2)	(0.9)	(0.9)	(0.9)	(2.2)

Adjusted EBITDA	$109.2	$117.4	$96.3	$110.3	$107.6	$119.5	$92.9	$88.4	$85.2
% of Total Revenues	10.5%	12.4%	10.2%	11.5%	11.0%	12.0%	9.9%	11.6%	14.0%

Cash Capital Expenditures	(41.1)	(41.7)	(32.0)	(36.1)	(47.2)	(33.1)	(33.1)	(27.9)	(18.4)
Cash Interest Expense, net of Interest Income	(67.4)	(68.8)	(70.8)	(62.0)	(48.2)	(50.9)	(38.5)	(31.6)	(29.3)
Cash Taxes	(2.2)	2.4	(0.6)	(1.4)	(1.3)	(1.3)	(2.3)	(1.1)	(0.6)

Free Cash Flow	$(1.6)	$9.3	$(7.1)	$10.8	$11.0	$34.3	$19.0	$27.9	$36.9
% of Total Revenues	(0.1%)	1.0%	(0.8%)	1.1%	1.1%	3.4%	2.0%	3.7%	6.1%

Total Revenues	$1,039.7	$948.6	$940.9	$960.0	$978.7	$994.0	$939.4	$760.3	$608.1

Return on Assets Reconciliation

Total Assets	$598.3	$541.4	$495.4	$499.3	$511.7	$442.7	$373.9	$341.8	$312.6

Adjusted Income Before Taxes (2)	$(76.8)	$(29.7)	$(33.1)	$(9.8)	$4.2	$12.5	$10.5	$23.2	$30.0

Return on Assets (4)	(12.8%)	(5.5%)	(6.7%)	(2.0%)	0.8%	2.8%	2.8%	6.8%	9.6%

* Includes 53rd week.
(1) Excludes Discontinued Operations and Cumulative Effect of Change in Accounting Principle.
(2) Excludes Amortization of Deferred Gains in 2005 and 2004.
(3) 2001 Depreciation and Amortization includes $31.6M in Goodwill Amortization.
(4) Return on Assets takes LTM Adjusted Income before Taxes divided by Total Assets at the end of the period.

We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We believe that these metrics best reflect on-going earnings and cash generated from those earnings. We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

To elect the Denny’s nominees, we urge all stockholders to sign and return the WHITE Proxy whether or not you have already returned a gold proxy sent to you by the dissidents.

Denny’s urges all stockholders NOT to sign or return any gold proxy sent to you by the dissidents.

Instead, Denny’s Board recommends that you use the WHITE Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or Internet.

If you have already returned the gold proxy, you can effectively revoke it by voting the
WHITE Proxy.  Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the WHITE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-279-2311
Or
Email:  info@okapipartners.com